Verdant Power Inc.

Building Sustainable Communities with the Power of Water

Invest $70.00 minimum investment

Invest

Verdant Power is a marine renewable energy company that has developed underwater turbines, which are much like wind turbines, but are deployed in the currents of rivers, tides, oceans and canals to generate clean power. The proceeds from the Netcapital offering will be used to advance the Company and its proven technology toward commercialization in New York City and its ultimate launch into the global marketplace.

Verdant Power's mission is to help build sustainable communities by producing clean power and water from this new renewable energy source. The Company's underwater turbines convert the kinetic energy from the water currents of oceans, tides, rivers, and canals into electrical and mechanical power. This clean power will be produced near where electricity and clean water are most needed - where people live. The mechanical power can be used to pump water for irrigation purposes.



By commercializing now, the Company is preparing for projects worldwide that will harvest this reliable and predictable source of new renewable energy for community resiliency, given climate change. Verdant Power's proven, proprietary modular technology will be readily scalable and easily integrated with other clean tech technologies for hybrid power systems. It addresses the water-energy-food nexus - the critical approach to water management and the clean energy revolution.

Introducing Verdant Power

Verdant Power was founded on sustained impact through on-going innovation and is focused on long-term results. It is an early-stage disruptive technology developer of marine renewable energy (MRE) technologies, services, and integrated systems, including its proprietary fifth generation (Gen5) Free Flow System (FFS) turbine. The Company, headquartered in New York, NY, was established in 2000 and has subsidiaries in Canada and the UK.

The Company is a leading MRE technology provider and project developer, utilizing its proven proprietary system, which has generated more than 70,000 kWh of commercially viable electrical power and has logged-in more than 9,000 operational hours. It has developed an expertise in MRE technologies, energy systems, water resource assessment, site analysis and development, project design, and project operations and maintenance.

Verdant Power's pilot project, which has been developed in New York City's East River, the Roosevelt Island Tidal Energy (RITE) Project, was the first grid-connected array of MRE technologies in the world and is a recipient of the first-ever issued U.S. Federal Energy Regulatory Commission (FERC) pilot commercial license for MRE tidal generation.

The RITE Project is supported by various public and private institution funding, including New York State Energy Research and Development Authority (NYSERDA) and the U.S. Department of Energy (DOE). This demonstration project will be followed by village and utility-scale commercial projects around the world.

Technology

Verdant Power's Free Flow System (FFS) is a water-to-wire system utilizing horizontal-axis turbines that convert the hydrokinetic energy of fast moving (> 1.8 m/s) water currents into clean renewable mechanical and electrical power. The FFS is designed for placement in the water currents of oceans, tidal straits (using a passive yaw system), rivers, and large canals and is installed fully under water, invisible from shore. The central component of the FFS is an open three-bladed composite rotor, which is rotated by naturally flowing water currents. This rotating motion of only 32 rpm drives an induction generator, located within the main body of the turbine, to generate electricity, which is transferred to onshore equipment via underwater cable. As part of its first ever FERC pilot commercial license approval process, Verdant Power passed a rigorous environmental impact assessment process and to the satisfaction of 23 resource agencies and environmental groups demonstrated that the rotation does not affect fish, birds, or animals that swim around, rather than through the slow revolving rotors.



The fifth generation (Gen5) FFS will be the Company's "commercial standard system" that is tailored to specific sites. It can be scaled to a range of sizes and arrayed in various configurations allowing for versatility in project siting and power delivery arrangements (urban, village, offshore, distributed generation, baseload, etc.).



The environmentally benign Gen5 FFS is designed for simplicity in order to make it robust and reliable, as well as to minimize assembly and maintenance costs. Since inception, the development of the FFS has focused on simplicity, reliability, and ruggedness to extend service life and minimize on-water work. The Gen5 FFS will be an optimized system that currently is undergoing testing of key components, such as failsafe brakes, composite blades, and integrated gearbox units ahead of manufacturing for operation at the RITE Project in New York. In parallel with final testing and manufacture of the Gen5 FFS, the Company also is focused on a design cycle that integrates the Gen5 FFS with a TriFrame™ mounting system to optimize deployment and retrieval by installing three Gen5 FFS simultaneously. It also is focused on operations and maintenance (O&M), which are key cost drivers in MRE projects and is the critical formula in the delivery of affordable power.



The TriFrame™ mounting system will support three Gen5 FFS at once onto seabeds and riverbeds cost-effectively. The benefits of the new mounting system, include the following:

- Provides for utility-scale systems ranging from 100 kilowatts (kW) to 1.5 megawatts (MW) or more on each TriFrame™;
- Allows greater adaptation for utility and village-scale systems in more common water conditions than just deep, offshore tidal straits; and
- Lowers O&M costs due to faster deployment and retrieval.


ISO VIEW
SCALE 1:75

The Opportunity

One of the greatest challenges in the transition of the energy market to renewable power is the episodic nature of wind and solar power. Wind doesn't always blow and the sun doesn't always shine. They are technologies that cannot produce according to the demand, but are producing according to the weather. Not so for MRE technologies. River and tidal flows are very reliable and predictable, which allows this new renewable energy to produce according to the demand.

The opportunity for utility-scale projects, ranging from 5 MW to more than 400 MW using Verdant Power's Gen5 FFS, is shaping-up in tidal energy projects. The Company has identified several countries, including the U.S., UK, Ireland, and China. An immediate opportunity for village-scale MRE projects, ranging from 100 kW to 5 MW is taking shape with river energy projects in countries such as Canada, Turkey, Zimbabwe, and Brazil. There are more than 2,000 "diesel villages" in the Amazon basin. All are nestled alongside tributaries to the Amazon River, if not near the river itself. The very costly and dirty diesel gensets of these villages could be relegated to emergency use only by replacing them with Verdant Power's MRE technologies.

Furthermore, over recent years there has been a steady stream of investment in clean energy and particularly in MRE. This new renewable energy is helping to reshape power systems around the world, by being used for distributed generation (DG) as well as for village- and utility-scale hydrokinetic power plants. It can also be used to add capacity to existing hydropower plants and dams by being sited downriver from dams to capture otherwise wasted energy due to increased river flows caused by climate change.

According to the Institute of Electrical and Electronics Engineers, energy from rivers supplies about one-fifth of the world's electricity with more than 1,064 gigawatts (GW) of installed capacity. More than 60 countries get over half their electricity from conventional hydropower.

However, governments worldwide are actively seeking to address the shortcomings of current conventional hydropower technologies and practices in order to foster both security and stability and to mitigate climate change.

Certain key factors have proved crucial in elevating the role of clean and sustainable technology in the global economy including:

- A recognition of the inability to sustain the pace of modern development under current traditional technologies and practices;
- A greater awareness and acceptance of global climate change causes; and
- The socio-economic and political implications of an over-dependency on finite and polluting hydrocarbon resources.

Predicting hydropower's future, scientists at the Norwegian University of Science & Technology found that some areas will experience reductions in river flow and thus conventional hydropower output, due to climate change, but other areas will see a boost in runoff.

Some countries in areas where river runoff is likely to increase have the ability to adapt quickly—for example, by adding MRE technologies, such as Verdant Power's Gen5 FFS, as incremental hydropower to already existing dams to put the extra flow to effective use.

The Intergovernmental Panel on Climate Change Special Report on Renewable Energy Sources and Climate Change Mitigation (2011) section on marine renewable energy states: "While Ocean Energy includes generation from ocean tides, currents and waves, it is believed that its most practical application in the near term is likely to be in rivers."

The total worldwide technical potential for hydropower generation corresponds to an installed capacity of 3,721 GW, roughly four times the current installed capacity. However, countries are no longer building "high" dams, because of their environmental impacts. This creates an opportunity for MRE technologies to capture some of that potential hydropower generation estimated to be more than 250 GW. The Company's commercial standard system, the Gen5 FFS, is uniquely suited for rivers and tides and is readily scalable and tailored for specific sites.

A Growing Opportunity

Renewable energy is one of the most effective tools to fight against climate change. Renewable technologies can increasingly save customers money while displacing fossil fuel plants and their polluting emissions. Wind and solar energy have experienced remarkable growth and huge cost improvements over the past decade with no signs of slowing down. Prices are declining rapidly, and renewable energy is becoming increasingly competitive with fossil fuels all around the world, particularly when externalities are incorporated into costs. In some places, renewable energy is already cheaper than continuing to operate old, inefficient and dirty fossil fuel-fired plants. In addition to the climate benefits that they will help deliver, renewables already provide a wide range of market and public health benefits that far outweigh their costs.

MRE is the new renewable energy, and it will be reliable and affordable. Unlike large fossil fuel-fired plants for which the timing of when they will have to shut down for critical maintenance is uncertain, underwater currents are reliable and predictable. They also are more reliable than either wind or solar energy. And, just like other renewable technologies, such as wind and solar power, the costs for Verdant Power's Gen5 FFS will be declining, too, as its systems replace dirty fossil fuel-fired plants and standalone systems, such as diesel gensets in rural villages. Mass manufacturing of Verdant Power's modular systems will contribute to declining costs by providing additional capacity at existing hydroelectric dams as an alternative to building new dams. In addition, as added value, the Company's Gen5 FFS can be used to help produce potable water and provide irrigation pumping, which will far outweigh their present-day costs.

Addressable Market

Of the Total Addressable Market (TAM) of more than 250,000 MW for MRE, the Electric Power Research Institute (EPRI) estimates the Serviceable Available Market (SAM) to be more than 23,000 MW of installed capacity, which is predicted to be reached by 2028. Verdant Power's portfolio of projects represents more than 3,000 MW. This is the Company's Share of Market (SOM) that is projected to be installed within the next 10 years, which represents an estimated $12 billion in total project costs/value.


TAM
250 GW
25%
55%
10%
10%
Tidal
River
Large Canal
Small Canal

What Makes Verdant Power Different?

Unlike its competitors, which are primarily European-based and are designing MRE technologies for deep, offshore tidal straits, New York-based Verdant Power has designed its Gen5 FFS for use not only in offshore and near shore tidal straits, but also for rivers and large canals.

Competitors' systems are heavy, complex, and complicated. They are not adaptable to sites. Rather they are designed for the most part to be installed in water depths of 35 meters or more and are costly because of the extensive on-water work that is required and corresponding use of high cost, large deployment vessels.

Verdant Power's Gen5 FFS is light and simple, and yet rugged. It can be tailored to specific sites and is readily scalable allowing for a greater range of applications, while efficiently harvesting site power potential. It is designed for installation in water depths ranging from 10 meters to 50 meters or more and is less costly than competitors, as less on-water work is required and there is greater flexibility in vessels used. Furthermore, as a result of being sited nearer power needs, the Gen5 FFS will require little, if any transmission costs and will have lower O&M than its competitors. The Company has developed, tested and proven its MRE technology. It has been validated by the industry, U.S. DOE, and NYSERDA. Verdant Power's FFS has reached a NASA / DOE-based technology readiness level (TRL) 5/6 and is focused on TRL 7/8/9 by 2019 at the RITE Project site.

Why Invest in Verdant Power?

- Proven management team shows breadth and good balance of seasoned business people, engineers and scientists having collective experience in early-stage businesses
- Funding positions Verdant Power at forefront of a global marine renewable energy market
- Interest expressed by customers represented by governments, which have signed the Paris climate agreement, independent power producers, and electric / water utilities
- Investor returns realized through project finance leveraged commercial project profitability, based on annual projected recurring revenue model
- Generation of high internal rates of return by the realization of a liquidity event in 2024

Team

Members of senior management have been together for more than seven years and are widely experienced and accomplished clean energy professionals, each with more than 30 years of experience. It is a proven management team showing breadth and good balance of seasoned business people, engineers and scientists having collective experiences in start-ups.



John Banigan CEO / CFO

Global corporate finance and investment banking career with Chemical Bank; HSBC & others. John Banigan has extensive senior management experience with Chemical Bank, HSBC, and others related to corporate and trade finance and investment banking operations in Asia, Latin America, and the US. He has managed mature financial services operations, directed the finance function at a range of public and private companies, formed start-up businesses, and consummated foreign-based joint ventures.



Trey Taylor Co-founder & CMO

Formerly with Edison Electric Institute; P&G; British Telecom; BGE; and Price Waterhouse. Trey Taylor has a wide range of experience with Edison Electric Institute, ITT Corporation, British Telecom, Ogilvy & Mather, and Procter & Gamble in business development and marketing. He currently serves on the Renewable Energy & Energy Efficiency Advisory Committee for the US Department of Commerce and previously served on the Board of Directors for the Hydro Research Foundation.



Ron Smith Co-founder & COO

Formerly with Booz-Allen; Bendix Aerospace Group; Harvard Business School. Ron Smith has served as an industry manager at Booz-Allen Hamilton, Bendix Corporation, and the US Navy. At Booz-Allen, he played a lead role in building the firm's Worldwide Technology Business Change Management Practice, and at Bendix Aerospace Group he provided strategic and operational consulting to over 20 mechanical and electronic manufacturing divisions. He is a graduate of the Harvard Business School.



Dean Corren CTO

Innovator of all of Verdant Power's systems, beginning in 1989; NYU Research Scientist; M.S. Energy Science. Dean Corren has over 30 years of experience in the field of energy research and systems design. He is the original innovator of the Free Flow System design, responsible for the research conducted from theory to model tests and full scale prototypes during his time as a Research Scientist for the New York University Department of Applied Science. He has also chaired the Burlington Electric Commission.



Jonathan Colby Director of Technology Performance

Jonathan Colby has over 10 years of experience in MRE turbine blade design, hydrodynamic modeling and analysis, and project planning and operations. He is a recognized leader on the International Electrotechnical Commission (IEC) Technical Committee for Wave, Tidal, and Other Water Current Converters (TC 114) developing International Standards, and is active on the IEC Conformity Assessment Board (CAB) supporting the creation of a Conformity Assessment System for the Renewable Energy industry, including the Marine Energy sector.



Aaron Hernandez Director of Corporate Development

15 years of contract management and communications experience. Aaron Hernandez has 20 years of experience in corporate development for business and not-for-profit organizations in the areas of cleantech, community engagement, and economic empowerment. In addition to this work, he also supports regulatory compliance and project management planning for the groundbreaking RITE Project in New York, NY.



Mary Ann Adonizio, PE Director Feasibilty Team; NYC's RITE Project manager;

35 years of electric utility and hydropower experience. Mary Ann Adonizio has 30 years of experience in electric utility capital project implementation, in particular construction, operation and maintenance for small hydroelectric and transmission projects. She also provides feasibility and financial/economic planning; regulatory licensing and permitting; and environmental risk management services for renewable energy projects.



Jeff Calkins

Manufacturing Quality Control Consultant;

35 years operations management and manufacturing engineering experience. Jeff Calkins has more than 35 years of operations management and manufacturing engineering experience with Toyota, Western Electric Company, and Robertshaw Controls - a leading supplier of electronic controls. He directed operations for lean manufacturing at TRW Automotive worldwide and served on the Board of Examiners for the Michigan Quality Leadership Council.

Success So Far

Verdant Power has a compelling market position in the emerging marine renewable energy industry. The Company has 15 years of technology development experience. It has successfully raised over $37.5 million of funding, which has been invested in RD&D and business development. This has allowed Verdant Power to move successfully along at a quarter of the costs, which its competitors have spent, to conclude the first two of its four milestones:

Milestone 1 (2002-05): FFS Prototype Test in NYC East River

Milestone 2 (2006-17): Design and Innovation - New York project (Demo)

- World's first grid-connected array of tidal power systems (RITE Project)
- First-ever Federal Energy Regulatory Commission (FERC) issued pilot commercial license
- First-ever Trade & Development Agency funding support for MRE feasibility analysis
- Government and institution support:, U.S. DOE, U.S. Department of Commerce, U.S. Navy, NYSERDA, Cornell University, New York City Economic Development Corporation (NYCEDC), and Sustainable Development Technology Canada (SDTC)

Milestone 3 (2018-21): Demonstration, Qualification, and Implementation

- Qualify Gen5 FFS by demonstrating commercial standard system, advancing to TRL 7/8/9
- Design/scale/demo Gen5, 7m and 10m FFS in operational environments
- Implement intellectual property (IP) plan
- Complete revenue generating resource assessment and feasibility analyses (“RAFAs”)
- Transition the RITE Project to a world-class test and demonstration facility

Milestone 4 (2020-28): Launch of Commercial Projects

- New York projects build-out and commercial operation
- Ireland, UK, China, and other tidal energy projects
- Canada, southern Africa, SE Asia, and other river energy projects

Business Model

Customers of the Company’s technologies and services are end users or project sponsors including utility companies, independent power producers, investor sponsors, and other owner/operator entities. Verdant Power’s revenues and profits will be derived from resource assessments and feasibility analyses (“RAFAs”), the supply of technology and equipment and maintenance services to full-scale commercial projects.

Future Opportunities

According to the U.S. Department of Energy "The Water Energy Nexus: Challenges and Opportunities - June 2014," several trends are increasing the urgency to address the water-energy nexus in an integrated and proactive way:

- Climate change is affecting precipitation and temperature patterns around the world;
- Population growth and regional migration trends are likely to increase, complicating management of energy and water systems;
- New technologies in energy and water domains shift water-energy demand; and
- Developments in policies are introducing additional incentives and challenges for decision making.


WATER
SOIL
2 DEGREES World
ENERGY Security
NEXUS
FOOD Security
WATER Security
BIODIVERSITY

An integrated, strategic approach can guide technology research and development (R&D) to address regional water-energy issues and also have impact at the national and global scale.

Verdant Power's mission is to help build sustainable communities through integrated energy and hybrid power systems, microgrids, and water management.

One of the Company's objectives for its Milestone 3 is to transition the RITE Project to a world-class test and demonstration facility. Verant Power will be showcasing hydropower as distributed generation (DG) and MRE-based integrated energy systems, including clean water systems, before the UN. This will help lay the foundation for MRE-based hybrid power systems incorporating distributed energy resources (DER), such as wind, solar, and energy storage, for microgrids and in support of grid resiliency.

More than 844 million people in the world – one in ten – do not have clean water. And, an estimated 16 percent of the world's population — 1.2 billion people — have little or no access to electricity. Verdant Power's clean energy and water systems can address these problems.

Partners, Relationships, and Supporters Include:

seai SUSTAINABLE ENERGY AUTHORITY OF IRELAND

SUSTAINABLE DEVELOPMENT TECHNOLOGY CANADA™
Partnering for real results.

Awards and Recognitions

- Esquire Magazine “America’s Best & Brightest”
- Engineering News-Record magazine featured “Cover Story”
- The National Hydropower Association’s prestigious “President’s Award”
- Energy Ocean International’s “Company Pioneer Award”
- Veteran Wireless Operators Association’s “Innovations Award”
- International Electrotechnical Commission’s “Young Professional Leaders Award”
- American National Standards Institute’s “Next Generation Award”
- Funding awards (28) to date issued by NYSERDA, US and Canadian Governments, others
- National Geographic - Verdant tested ducted turbines and its Gen5 FFS on a TriFrame™


NATIO
GEOGR
The BIRTH
Religion

News Coverage

The Economist

“A new generation of free-standing turbines will liberate hydroelectricity from its dependence on dams.”

The New York Times

America’s Quest for Alternative Energy

Bloomberg Businessweek

“25 Companies to Watch in Energy Tech: The Best Clean-Energy Start-ups”

POPULAR MECHANICS

10 Tech Concepts You Need to Know

NATIONAL GEOGRAPHIC CBS NEWS Discovery CHANNEL

Press Releases

- Verdant Power Wins European Award for Testing Turbine Blade in Ireland - July 2017
- TriFrame™ Demonstration Project Advances with $3.75M DOE Funding - June 2017
- Verdant Isles, a J-V with Ireland's Duggan Brothers (Contractors) Ltd - March 2016
- USTDA Supports Renewable Energy Development in Turkey - March 2014

Be a part of Verdant Power Inc.

By becoming an investor in Verdant Power, you will be joining a leading company, in a globally emerging marine renewable energy (MRE) industry, which is commercializing its technology in New York City. The Company's technology and resulting integrated energy and hybrid power systems will help support building sustainable communities around the world that are resilient to climate change. Being developed in New York, an innovation hub for the world, Verdant Power's water–based clean energy technology can be deployed as the essential component in addressing the water-energy-food nexus. A nexus approach is critical for water management.

Your facilitating investment provides a bridge to the demonstration, qualification and implementation of Verdant Power's fifth generation technology at the RITE Project site in New York City. You will be joining the Verdant Power family on its journey to meeting the needs of large and small communities worldwide.

Verdant Power sends regular shareholder reports on its progress, and those of us at the Company are always available to answer any shareholder questions at any time.

This is an offering of Common Stock, under registration exemption 4(a)(6), in Verdant Power Inc.. This offering must raise at least $10,000 by June 12, 2018 at 4:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Verdant Power Inc. may issue additional securities to raise up to $1,069,950, the offering's *maximum*.

$385 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

7,046,448 shares × $7.00 per share
= $49,325,136 implied valuation

Pitch Deck


VERDANT POWER
Marine Renewable Energy
Reliable Power from Tides, Rivers & Oceans
New York, New York
Free Flow System
Anglesey, Wales
2018

Executive Summary

Unique Product, Meeting Energy Needs, Experienced Team

VERDANT POWER

- **Overview:** Verdant Power, a New York-based company founded in 2000, is an industry leader having developed proprietary, proven disruptive technology that converts energy from water currents into clean power.
- **Milestones:** Fifteen years and $37.5 million accomplishing world-firsts bringing a working prototype to commercialization with project feasibility studies underway and a focused plan to develop market in 2020.
- **Management Team:** Extensive industry experience and relationships with key industry participants.
- **Technology:** Company's 5th generation (Gen5) proprietary turbine systems are readily scalable and technologically more advanced than competitors' having: greater applications - sited near power needs; less expensive CAPEX and lower O&M costs; simpler and lighter modular designs; and higher efficiencies.
- **Competition:** Competitor systems are costly, complex, and heavy designs having fewer applications.
- **Market:** The market for marine renewable energy is global, large, and expected to be an $80 billion industry by 2028, growing 7X within the next three years; customers include end-users or project sponsors including utility companies, independent power producers, investor sponsors, and owner/operator entities.
- **Financials:** Verdant Power's revenues and profits will be derived from selling marine renewable energy turbine systems, conducting feasibility studies, and providing life-cycle maintenance services to its customers. Strong investor returns are forecast.

Overview

Verdant Power, Inc.

VERDANT POWER

- A New York-based company founded in 2000, Verdant Power has developed proprietary, proven disruptive technology that converts hydrokinetic energy from underwater currents into clean power - Kinetic Hydropower System (KHPS) or Free Flow System (FFS)
- To date, $37.5 million of funding for Milestones 1 and 2 has been raised from management, private investors, New York State Energy Research & Development Authority (NYSERDA) and U.S. Department of Energy (an additional $3 million pending with equal match)
- The Company currently is undertaking a $1 million Crowdfunding investment with a pre-money valuation of $35 million, as bridge funding, to complete Milestone 3 at its NYC demo site, the Roosevelt Island Tidal Energy (RITE) Project, leading to a global market launch in 2020



Free Flow System
NYC's East River - Roosevelt Island

Milestones

$1 Million Equity Supports Funding to Complete Milestone 3

VERDANT POWER

Milestone 1 (2002-05): FFS Prototype Test in NYC East River

Milestone 2 (2006-17): Design & Innovation - New York project (Demo)
- World's first grid-connected array of tidal power systems (RITE Project)
- First-ever Federal Energy Regulatory Commission (FERC) issued pilot commercial license and first-ever Trade & Development Agency support
- Government and institution support: U.S. DOE & Department of Commerce, U.S. Navy, NYSERDA , NYCEDC, Sustainable Development Technology Canada (SDTC), and Cornell University

Milestone 3 (2018-21): Demonstration, Qualification & Implementation
- Qualify Gen5 FFS by demonstrating commercial standard system
- Design/scale/demo Gen5, 7m &10m FFS in operational environments
- Implement IP plan
- Complete resource assessment & feasibility analysis (RAFA)
- Transition RITE Project to world-class demonstration facility

Milestone 4 (2020-28): Launch of Commercial Projects
- New York projects build-out and commercial operation
- Ireland, the UK, China, and other tidal energy projects
- Canada, southern Africa, SE Asia, and other river energy projects

Partners & Supporters

nyserda

U.S. DEPARTMENT OF ENERGY

Sandia National Laboratories

conEdison, inc.

IBM

OAK RIDGE National Laboratory

NYCEDC

Management Team

Deep Functional, Technical & Industry Experience

VERDANT POWER

- **John Banigan**: CEO / CFO, global corporate finance and investment banking career with Chemical Bank; HSBC; and others
- **Trey Taylor**: Co-founder & CMO, formerly with Edison Electric Institute; P&G; British Telecom; BGE; and Price Waterhouse
- **Ron Smith**: Co-founder & COO, formerly with Booz-Allen; Bendix Aerospace Group; Harvard Business School
- **Dean Corren**: CTO, innovator of Verdant's systems beginning in the 1980s; NYU Research Scientist; M.S. Energy Science
- **Jonathan Colby**: Director of Technology Performance; a recipient of an American National Standards Institute Award
- **Aaron Hernandez**: Director of Corporate Development; 15 years of contract management and communications experience
- **Mary Ann Adonizio, PE**: Director RAFA team; NYC Project manager; 35+ years of electric utility & hydropower experience
- **Jeff Calkins**: Manufacturing Quality Control Consultant, 35 years of operations management / manufacturing engineering experience



Gen5 Free Flow System

Technology

Competitive Advantage - Tailored to Sites

- Gen5 FFS with state of the art rotor sizes being scaled and extended for higher velocity currents and deeper waters (Gen5, 10m FFS)
- TriFrame™ mounting system supports three Gen5 FFS at once onto seabed cost-effectively
- Benefits of the new mounting system:
  - Provides for utility-scale systems ranging from 100 kW to 1.5 MW or more on each TriFrame™
  - Allows greater adaptation for utility and village-scale systems in more common water conditions than those found off the coast of Scotland or in the Bay of Fundy
  - Lowers O&M costs due to faster deployment and retrieval

The Gen5 Free Flow System was designed for simplicity in order to make it robust and reliable, as well as to minimize assembly and maintenance costs

Gen5 FFS TriFrame™ Mounting System



Power (kW) Generated by Gen5 FFS with Various Rotor Sizes (m) and Velocity Currents (m/s)

FFS Turbine	Rotor size (m)	2 m/s (kW)	3 m/s (kW)	4 m/s (kW)
Gen5, 5m	5	28	95	224
	7	55	190	450
Gen5, 10m	10	115	385	920
	11	138	470	1,110

Technology

Development Roadmap: Path to Competitiveness

The Company's long-term competitive advantage stems from its developmental philosophy focused on rugged and simple technology, extending service life, and minimizing costly on-water work that reduces OPEX costs:

Focus on Operations: Hardware is designed to allow minimization of on-water work time e.g., TriFrame™

Simplicity: Eliminating complicated components that are expensive, delicate and unreliable.

Reliability: 5-yr service interval target between maintenance with near zero downtime.

Ruggedness: Enhanced ability to withstand extreme conditions and long-term fatigue without failure.

Testing & Experience: No computer modeling nor model testing can replace need for Verdant's in-water full-scale testing.

Competitive Advantage is Keeping it Simple - the Key to Reliability


No Frequency Converter
No Pitch System
No Active Yaw
No Hydraulic System

Wind Turbine Sub-System Failure Rates (ReliaWind database)

Competition - Tidal

Complex, Costly Systems Not Adaptable to Specific Sites

Competitors (Euro-based)

- Andritz Hydro Hammerfest
- Atlantis Resources
- Sustainable Marine Energy
- Nova Innovation & OpenHydro

Tidal Competitor Disadvantages

- Depths between 35m & 100m
- Capital intensive tech development
- Complex and heavy - reliability risk
- Costly to deploy and maintain

Verdant Power Advantages (USA-based)

- Depths between 10m & 50m; sited nearer power needs
- Market leader - tested & proven technology
- Simpler and lighter - broader resource application

Projected Cost Comparisons (Gen5, 10m FFS)

- By 2023, cost expected to decline 50% for competitors
- Verdant Power's cost expected to decline by 70%













Sustainable Marine Energy & Schottel Hydro

Competition - River
Complex, Costly Surface Systems Subject to Fouling

VERDANT POWER

Competitors (All but one Euro-based)
- Scotrenewables
- Tocardo
- Ocean Renewable Power Company
- Nautricity
- Smart Hydropower





River Competitor Disadvantages
- Sited on surface - subject to floating debris and slower flows
- Ducted systems - represent higher CAPEX and O&M, more fouling and environmental concerns due to entrainment
- Limited operating times, complex designs, reliability risks due to debris and fouling



Verdant Power Advantages (Gen5, 7m FFS)
- Bottom mounted; rotors near fastest water flows
- Un-ducted system - less fouling potential
- Readily scaled; greater site application
- Fewer moving parts and higher efficiency
- Market leader - tested and proven technology





Market
Growing Demand for Hydropower as Distributed Generation

VERDANT POWER

- Hydropower represents 76% of all global renewable energy and could reach 2,000 GW capacity by 2050 according to the World Energy Council (May 2015)
- Hydropower as DG, or hydrokinetic energy, is sited near population centers in tidal straits, which are more predictable than wind or solar, and in rivers, which are more reliable than either, with capacity factors ranging up to 80%
- IPCC, 2011: Intergovernmental Panel on Climate Change Special Report on Renewable Energy Sources states: *"While (hydrokinetic energy) includes generation from ocean tides and currents, it is believed that its most practical application in the near term is to be in rivers."*
- Company is seizing opportunity with its Gen5 FFS or commercial standard system that is tailored to sites, e.g.,
  - Rivers and tides near load centers and urban areas
  - Additional capacity for dams as "incremental power"
  - Create capacity for non-hydropower dams
  - Replace diesel generators in remote communities

U.S. & Canada - Moses-Saunders Dam
St. Lawrence River



More than 2,000 "diesel villages"
Amazon River Basin



Market
Customers & Market Approaches

VERDANT POWER

- Customers of Verdant Power's technologies and services are end users or project sponsors including utility companies, independent power producers, investor sponsors, and owner / operator entities.
- Four basic and integrated DG approaches:
  - Incremental power e.g., dam owner / operators
  - Utility-scale power e.g., Wales tidal project
  - Village-scale power e.g., Victoria Falls river project
  - Hybrid power e.g., with wind, solar, biomass, etc.
- Business development methodology and political will
  - U.S. government approach e.g., International Trade Administration, Advocacy Center, USAID & USTDA
  - State government approach e.g., Empire State Development and NY Global
  - NGO/donor approach e.g., United Nations Development Program, Green Climate Fund, and the World Bank
  - Nonprofit approach e.g., Anchor Coalition

Wales - Anglesey's Morlais Demo Zone
Holyhead



Zimbabwe - Water-Energy-Food Nexus
Victoria Falls



Market
Begins with In-Country Partners & Feasibility Studies

VERDANT POWER

- Verdant forms in-country partnerships and with its unique experience, acquired in the U.S. and internationally, conducts resource assessment & feasibility analysis ("RAFA") in determining economic viability of a site
- Given Verdant's expertise with grid-connected arrays and on-water surveys, it provides services to:
  - Evaluate sites (using Geographic Information System [GIS] modeling techniques to analyze a site's topography, velocity, depth, and current); and
  - Tailor its Gen5 FFS to optimize array performance at that site using its proprietary techniques
- RAFAs or feasibility studies are undertaken as a revenue stream and to build an active order book
- U.S. Trade & Development Agency (USTDA) supported Verdant's feasibility study concluded in Turkey for river projects below dams with in-country partner - General Directorate of State Hydraulic Works (DSI)


St. Lawrence River



Market
Marine Renewable Energy Increasing Sevenfold

Global Total Addressable Market (TAM) - 250 GW
- River - 140 GW (World Energy Council)
- Tidal - 60 GW (Ocean Energy Council)
- Canal - 50 GW (Federal Energy Regulatory Commission)

Industry Serviceable Available Market (SAM) - 23 GW
- Capacity to reach 23 GW by 2028 ($80 billion) - Electric Power Research Institute (EPRI)
- Installed capacity to increase 7X by 2021 - PIKE Research Report

Verdant Power's Share of Market (SOM) - 3 GW
- Projected financials and pipeline by 2028
- Developing countries - 1.8 GW
- Developed countries - 1.2 GW

New York State Market - 1 GW, according to NYSERDA
- New York City region - Long Island Sound area
- Upstate New York - St. Lawrence River and Niagara River areas


TAM
250 GW
25%
55%
10%
10%
Tidal
River
Large Canal
Small Canal

Market
Free Flow System Costs to Decline within Four Years

Chart shows declining FFS costs that are within industry predictions, according to DOE and SEAI*

Wave and Tidal @ 2GW Deployment €10-20c/kWh

*Sustainable Energy Authority of Ireland, February 2018


Cost of FFS & Cumulative Global Capacity
2020
2021
2022
2023
2024
2025
2026
2027
2028

Financials - Revenue Model, P&L Summary
Multiple Revenue Sources, Favorable Margins

Customers: End users or project sponsors including utility companies, independent power producers, investor sponsors, and other owner/operator entities. The Company's revenues and profits will be derived from feasibility studies, the supply of technology and equipment and maintenance services to full-scale commercial projects.

P & L Statement ($000)	2018	2019	2020	2021	2022	2023	2024
Gross Revenue							
RAFAs	$1,500	$7,250	$11,500	$12,750	$12,250	$12,750	$13,250
Turbine Sales	$0	$0	$4,639	$29,282	$73,882	$151,738	$275,000
O&M Services	$0	$0	$680	$9,432	$64,040	$117,072	$215,128
Project Promote	$0	$0	$330	$2,123	$5,387	$11,167	$20,187
Total Revenue	$1,500	$7,250	$17,149	$53,587	$155,559	$292,727	$523,565
Cost of Goods Sold							
RAFAs	$1,260	$6,090	$9,660	$10,710	$10,290	$10,710	$11,130
Turbine Sales	$0	$0	$3,436	$21,691	$54,728	$112,399	$203,704
O&M Services/Project Op Exp.	$0	$0	$567	$7,860	$53,366	$97,560	$179,273
Total COGS	$1,260	$6,090	$13,663	$40,261	$118,384	$220,669	$394,107
Gross Profit	$240	$1,160	$3,486	$13,326	$37,175	$72,058	$129,458
General Selling & Admin Expense	$2,307	$4,720	$6,404	$9,080	$15,098	$21,107	$29,218
EBITDA	($2,067)	($3,560)	($2,918)	$4,246	$22,077	$51,041	$100,240

Financials - Capital Expenditures
Equity Supports Investments for Commercial Operations

Capital Expenditures ($000)	2018	2019	2020	2021	2022	2023	2024
Gen5, 5m FFS - Commercialize / TriFrame™	$4,600	$3,680	$920				
Gen5, 7m FFS - Design / Commercialize		$247	$741				
Gen5, 10m FFS - Scale / Design / Commercialize			$1,478	$3,696	$9,608		
River Mounting System - Development / Demonstration	$633	$3,257	$633				
Assembly Facility			$545				
General RD&D				$125	$175	$200	$250
Gross Capital Expenditure	$5,233	$7,184	$4,317	$3,821	$9,783	$200	$250
CAPEX Related to Personnel	$1,356	$1,791	$1,488	$1,269	$3,299		
Net CAPEX Expenditure	$3,877	$5,393	$2,829	$2,552	$6,484	$200	$250

Financials - Sources & Uses
Government Grants Leverage Equity Investment

Sources & Uses Summary ($000)	2018	2019	2020	2021	2022	2023	2024
Operating Cash Flow	($2,067)	($3,560)	($2,918)	$4,246	$22,077	$51,041	$100,240
Capital Expenditures	($3,877)	($5,393)	($2,829)	($2,552)	($6,484)	($200)	($250)
Legacy Liabilities	($1,254)						
Transaction Fees	($600)						
Government RD&D Grant Funding	$1,283	$3,407	$1,852				

Total Cash Generated	($6,515)	($5,546)	($3,895)	$1,694	$15,593	$50,841	$99,990
Equity Investment	$15,000		$5,000				
Cumulative Cash Position	$8,485	$2,939	$4,044	$5,738	$21,331	$72,172	$172,162

Important Disclosures & Risk Factors

IMPORTANT DISCLOSURES

This presentation is neither an offer to sell, purchase or subscribe for any investment nor a solicitation of such an offer. This document and the information contained herein is confidential and is intended only for the recipient to whom it has been delivered. It is not intended for distribution; by acceptance of this document the recipient agrees not to copy or circulate it.

This presentation is intended to provide general information only. It should not be construed as and does not constitute legal, tax, accounting, investment or other advice, as to which readers of this presentation should consult their own advisors.

Much of the information in this document is derived from public and other sources. Information is believed to be accurate but has not been independently verified by Verdant Power Inc. or any of its affiliates (together, "Verdant Power"). Verdant Power makes no guarantee of its accuracy or completeness. This information is provided as background only and is not intended to be relied upon to make investment decisions or otherwise. Forward-looking statements, including revenue projections, are subject to risks and uncertainties; there can be no assurance that actual performance will meet projections. Any opinions expressed in this document constitute the present judgment of Verdant Power as of the date on the cover and is subject to change without notice.

The names of companies, governmental agencies and others (together, "entities") to which products or technologies have been presented, which have accepted units for evaluation or which have purchased units are included for information only; such inclusion does not imply any approval or endorsement by any entity, or any likelihood that such entity will in the future purchase any product, technology or services from Verdant Power.

RISK FACTORS

An investment in Verdant Power may be deemed to be a speculative investment. An investment in Verdant Power involves material risks and is suitable only for those persons who can bear the economic risk of the loss of their entire investment and who have no need for liquidity in their investment. An investment in Verdant Power is an illiquid investment and is subject to restrictions on transferability. Risks and uncertainties related to Verdant Power and its business include the following: a limited history; losses since inception; limited capital and personnel; requirements for product testing and certification; competing technologies; exposure to the political environment and limitations and delays in Government funding; the challenges of managing growth; the length of the sales cycle to win contracts; and the risk that customer projects do not proceed. These risks and uncertainties are not all-inclusive. These and additional risks and uncertainties, including those not presently known or those currently deemed not material, could materially adversely affect Verdant Power's operations and financial results.

Contact Information

Verdant Power, Inc.
P.O. Box 282
Roosevelt Island
New York, NY 10044
212-888-8887
www.verdantpower.com

Trey Taylor
ttaylor@verdantpower.com
John T. Banigan
jbanigan@verdantpower.com
Ron Smith
rsmith@verdantpower.com



Free Flow System
New York's East River

Download

Financials

This funding will support Verdant Power general working capital in 2018 and preparation for fabrication and testing of its fifth generation commercial system equipment (a 105kW TriFrame™ system) at the Roosevelt Island Tidal Energy (RITE) Project site in New York's East River. We anticipate that additional funding beyond this issuance will support in-water demonstration, and commercial project resource assessment and ultimately a global launch of the Company's products.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

Verdant Power Inc.'s SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on February 28, 2018

Ask Verdant Power Inc. a question

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.